UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2009

CFS BANCORP, INC.
 (Exact name of registrant as specified in its charter)

Indiana	000-24611	35-2042093
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

707 Ridge Road, Munster, Indiana	46321
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (219) 836-5500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 25, 2009, PL Capital, LLC and Mr. John Palmer, a principal of PL Capital, sent a derivative demand letter (the “Shareholder Demand”) to CFS Bancorp, Inc. (the “Company”). Derivative proceedings relating to the Company, as an Indiana corporation, are governed by Indiana Code 23-1-32. Accordingly, the process undertaken by the Company in response to the Shareholder Demand was performed in strict compliance with Indiana law.

On April 28, 2009, the Board of Directors adopted resolutions according to which a committee comprised of disinterested persons was created (the “Special Committee”). Messrs. Gene Diamond, Frank D. Lester and Lawrence T. Toombs were appointed as the members of the Special Committee. Gene Diamond and Frank Lester are independent directors of the Company. Lawrence Toombs currently serves as a consultant to financial institutions. He is a former director, president and chief executive officer of Shelby County Bank and its then Nasdaq-listed bank holding company. Formerly, Mr. Toombs was a senior vice president of Merchants National Corporation and Merchants National Bank, where he held senior management responsibilities over the audit and loan review functions.

The resolutions adopted by the Board of Directors granted certain duties and responsibilities to the Special Committee in accordance with Indiana Code 23-1-32-4, including, among others, the following:

(a)	Conduct an investigation of the matters raised in the Shareholder Demand; and

(b)	Make a determination whether the Company has a legal or equitable right or remedy to pursue relating to the Shareholder Demand.

In addition, after interviewing various firms, the Special Committee retained DLA Piper LLC (US) as its legal advisor and BDO Seidman LLP as its financial and accounting advisor, to assist the Special Committee. DLA Piper is among the largest law firms in the United States. BDO Seidman is the U.S. member firm of BDO International, which is the fifth largest global accounting and consulting network.

The Special Committee was empowered with full authority to investigate and make a final determination regarding the claims made in the Shareholder Demand without being subject to the direction or control of the Board of Directors. With the guidance of its advisors, the Special Committee then carefully and thoroughly examined the claims raised in the Shareholder Demand. The Special Committee and its advisors had unrestricted access to all records and employees of the Company and Citizens Financial Bank (the “Bank”) and, in this regard, reviewed corporate records and interviewed numerous employees and other persons. The Company estimates that total professional fees and other costs associated with the Special Committee’s work, which were approximately $622,000 through September 30, 2009, will ultimately exceed $750,000.

Based upon the results of its investigation, and in consultation with the Special Committee’s legal advisor and its financial and accounting advisor, the Special Committee concluded that no breaches of fiduciary duty or corporate waste occurred at the Company, as claimed in the Shareholder Demand. Accordingly, on November 16, 2009, the Special Committee made its determination that the Company has no legal or equitable right or remedy to pursue related to the Shareholder Demand.

* * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2009

CFS BANCORP, INC.

By: /s/ Charles V. Cole

Charles V. Cole
Executive Vice President and
Chief Financial Officer

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